EXHIBIT 21

SUBSIDIARIES OF CBRE GROUP, INC.
AT DECEMBER 31, 2024
The following is a list of subsidiaries of CBRE Group, Inc. (the “Company”) as of December 31, 2024, omitting subsidiaries which, considered in the aggregate as if they were a single subsidiary, would not constitute a significant subsidiary.

Name	State (or Country) of Incorporation

CBRE Acquisition Sponsor, LLC	Delaware
CBRE Business Lending, Inc.	Delaware
CBRE Capital Markets, Inc.	Texas
CBRE Clarion REI Holding, LLC	Delaware
CBRE Evergreen Acquisition Co. 2 Limited	United Kingdom
CBRE Global Services Finance Subsidiary Limited	United Kingdom
CBRE Global Services GmbH	Switzerland
CBRE GmbH	Switzerland
CBRE GDS, LLC	Delaware
CBRE GWS GmbH	Switzerland
CBRE GWS IFM Industrie GmbH	Germany
CBRE GWS Integrated Facility Management B.V.	Netherlands
CBRE GWS Limited	United Kingdom
CBRE GWS LLC	Delaware
CBRE Holding SAS	France
CBRE Investment Management (NL) B.V.	Netherlands
CBRE Investment Management Indirect Limited	United Kingdom
CBRE Investment Management, LLC	Delaware
CBRE K.K.	Japan
CBRE Limited (U.K.)	United Kingdom
CBRE Limited (Canada)	Canada
CBRE Managed Services Inc	Delaware
CBRE Managed Services Limited	United Kingdom
CBRE Multifamily Capital, Inc.	Delaware
CBRE Pty Limited	Australia
CBRE Services, Inc.	Delaware
CBRE South Asia Private Limited	India
CBRE Titan Acquisition Co. Limited	United Kingdom
CBRE US Jersey Limited	Jersey
CBRE, Inc.	Delaware

Direct Line Global, LLC	California
FacilitySource, LLC	Delaware
J & J Maintenance, Inc.	Texas
J&J Worldwide Services, Inc.	Texas
Mission Buyer Corp.	Delaware
Turner & Townsend Canada Inc	Canada
Turner & Townsend Cost Management Limited	United Kingdom
Turner & Townsend GmbH	Germany
Turner & Townsend Group Limited	United Kingdom
Turner & Townsend International Limited	United Kingdom
Turner & Townsend Project Management Limited	United Kingdom
Turner & Townsend Pty Ltd	Australia
Turner & Townsend, Inc.	Delaware